UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 16, 2003
Date of Report (date of earliest event reported)

HYPERION SOLUTIONS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-26934	77-0277772
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number

1344 Crossman Avenue
Sunnyvale, California 94089
(Address of principal executive offices, including zip code)

(408) 744-9500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition of Disposition of Assets

     On Thursday, October 16, 2003, Hyperion Solutions Corporation (“Hyperion”) completed its acquisition of Brio Software, Inc. (“Brio”) pursuant to an Agreement and Plan of Merger and Reorganization, dated as of July 23, 2003 (the “Merger Agreement”), by and among Hyperion, Brio and T-Bird Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Hyperion (“T-Bird”). Pursuant to the Merger Agreement, T-Bird was merged with and into Brio, (the “Merger”). Immediately following the Merger, Brio was merged with and into Hyperion, with Hyperion being the surviving corporation.

     In the Merger, each outstanding share of Brio common stock, par value $0.001 per share (“Brio Common Stock”), other than Brio Common Stock held by Hyperion, Brio or T-Bird or any direct or indirect wholly owned subsidiary of Hyperion or Brio and shares of Brio Common Stock for which appraisal is sought under Delaware law, was converted into the right to receive (i) 0.109 of a share of common stock, par value $0.001 per share, of Hyperion (“Hyperion Common Stock”) and (ii) cash of $0.363. Instead of issuing any fractional shares of Hyperion Common Stock in the Merger, Hyperion will pay the cash value of a fractional share of Hyperion Common Stock measured over the five consecutive trading days ending on the day before the Merger. Each option to purchase Brio Common Stock was converted into the right to purchase shares of Hyperion Common Stock, based on an exchange ratio equal to the sum of (i) 0.109 plus (ii) the quotient obtained by dividing 0.363 by the average of the per share closing price of Hyperion Common Stock during the five consecutive trading days ending on the trading day immediately preceding the Merger.

     Please see the full text of Hyperion’s press release, filed as exhibit 99.1 hereto, which is incorporated herein by reference.

     The issuance of Hyperion Common Stock pursuant to the Merger Agreement was registered under the Securities Act of 1933, as amended, under a registration statement on Form S-4 (File No. 333-108036) (the “Registration Statement”) filed with the Securities and Exchange Commission and declared effective on September 11, 2003. The Registration Statement contains additional information about the Merger.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits

Exhibit No.	Description

99.1	Press release dated October 16, 2003 relating to the completion of Hyperion’s acquisition of Brio.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 16, 2003	HYPERION SOLUTIONS CORPORATION

	By:	/s/ W. Russell Wayman

Name: W. Russell Wayman
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 16, 2003 relating to the completion of Hyperion’s acquisition of Brio.